Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

XMAX Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-287559) and Form S-3 (File Nos. 333-283177, 333-279796, 333-274970, 333-261343, 333-249384 and 333-219263) and Form S-8 (File Nos. 333-283515, 333-276082, 333-257139 and 333-197735) of XMAX Inc. (formerly known as Nova LifeStyle, Inc.) and subsidiaries (collectively the “Company”) of our report dated April 15, 2026, relating to the Company’s consolidated statements which appears in this Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

/s/Enrome LLP

Singapore

April 15, 2026

PCAOB ID: 6907